Exhibit 99.1
APAC Customer Services Announces Fourth Quarter and Year End 2007 Results
New President and Chief Executive Officer Appointed
Deerfield, IL, February 19, 2008 — APAC Customer Services, Inc. (Nasdaq: APAC), a leading provider of customer care services and solutions, today reported financial results for its fourth fiscal quarter and full fiscal year ended December 30, 2007.
Revenue for the 2007 fourth quarter rose 10.0% to $61.7 million from $56.1 million in the 2006 fourth quarter due to increased domestic volume from its business services vertical and continued off-shore growth in its healthcare business. Gross profit for the 2007 fourth quarter was $5.9 million compared to $8.9 million in the prior-year period, reflecting higher labor and off-shore facility costs. Gross profit margins decreased to 9.5% in the 2007 fourth quarter from 15.8% in the comparable prior year period due primarily to a decline in off-shore margins resulting from higher labor costs driven largely by unfavorable changes in foreign exchange rates and unpaid training costs related to quality improvement initiatives. The company reported a net loss of $1.9 million, or $0.04 per diluted share, in the 2007 fourth quarter compared to a net loss of $24.0 million, or $0.49 per diluted share, in the prior year quarter. The prior year results included a $25.0 million income tax provision resulting primarily from a non-cash valuation allowance related to the company’s deferred tax assets.
On a sequential basis, fourth quarter 2007 revenue rose $4.8 million, or 8.5%, from the 2007 third quarter primarily due to seasonal increases in the company’s domestic healthcare and business services verticals. The company’s off-shore revenue also increased $1.4 million, or 12.6%, driven by continued growth in revenue from the healthcare and publishing verticals. Gross profit margin in the 2007 fourth quarter increased to 9.5% from 8.0% in the 2007 third quarter, reflecting higher domestic seat utilization and improved contribution from off-shore operations.
Chairman Ted Schwartz commented, “Although 2007 was a disappointing year, we look forward to significantly improving our performance in the future. We also are pleased to have named Mike Marrow as our new President and Chief Executive Officer, effective March 3, 2008. He is a proven leader with a strong track record of performance in our industry. Mike is perfectly suited to lead our organization as APAC moves forward in its global service delivery. We look forward to his talents and experience as we continue our drive toward sustainable profitable growth.”
Full Year 2007 Financial Results
Revenue for the fiscal year 2007 increased to $224.7 million from $224.3 million in fiscal 2006 as the growth in domestic volume from the company’s business services vertical and increased off-shore revenue was largely offset by decreases in the domestic healthcare business and the company’s exit from a large telecommunications client in the first half of 2006. Gross profit for fiscal year 2007 was $20.8 million compared to $26.4 million in fiscal year 2006 as higher domestic and off-shore labor costs more than offset savings from domestic site closures and productivity improvements. Gross profit margins decreased to 9.3% for the 2007 fiscal year from 11.8% in the prior year due primarily to a decline in off-shore margins resulting from the delays and duplicate costs associated with the opening of the third facility in the Philippines and higher labor costs resulting from unfavorable changes in foreign exchange rates, increased competition for talent in the Philippines and unpaid training costs related to quality improvement initiatives.
For the full year, the company reported net income of $5.1 million, or $0.10 per diluted share, which includes a $17.6 million income tax benefit related to the favorable resolution of the company’s IRS appeal and $1.6 million in restructuring and other charges. This compares to a full year 2006 net loss of $30.5 million, or $0.62 per diluted share, which included restructuring and other charges of $2.4 million and an income tax provision of $21.4 million related to a valuation allowance recorded against the company’s deferred tax assets.

Exhibit 99.1
Debt and Liquidity
The company’s net debt increased slightly to $24.9 million at the end of fiscal year 2007 from $24.4 million at the end of the 2007 third quarter as a seven day improvement in DSO and lower quarterly capital expenditures were largely offset by higher seasonal working capital needs. For the 2007 fiscal year, capital expenditures increased to $12.8 million from $10.7 million in fiscal year 2006 (net of $0.2 million and $3.2 million, respectively, of reimbursed leasehold improvements) due to expenditures for the company’s third off-shore site.
Chief Financial Officer, George Hepburn commented, “We successfully completed an amendment to our loan agreements in January 2008 that included reducing the prepayment penalty on our term loan for the six-month period ending June 30, 2008. As previously reported, we’re continuing to explore alternative means of financing our business with the goal of lowering our overall cost of capital. In the meantime, cash flow generation and paying down debt will be a key focus for management in 2008.”
Fourth quarter 2007 and full year 2007 adjusted EBITDA was $3.0 million and $6.8 million, respectively, compared to $4.6 million and $7.7 million in the comparable prior year periods primarily as a result of the lower gross profit contribution from off-shore operations. Adjusted EBITDA improved $1.3 million from $1.7 million in the 2007 third quarter due to the increased contribution from higher revenue and productivity improvements.
Free cash flow for the 2007 fourth quarter of $0.5 million was consistent with the 2006 fourth quarter as lower EBITDA was offset by lower capital expenditures in the fourth quarter of 2007. On a full year basis, free cash flow decreased $2.3 million to a negative $7.7 million from a negative $5.4 million in the prior year driven by higher net capital expenditures. Fourth quarter 2007 free cash flow improved $2.3 million from a negative $1.8 million in the 2007 third quarter as a result of improved earnings and lower capital expenditures.
The company is withdrawing its previously provided guidance regarding its specific financial objectives and operational metrics for 2008 as well as its longer term financial goals.
Fourth Quarter 2007 Conference Call
APAC’s senior management will hold a conference call to discuss financial results at 10:00 a.m. CT (11:00 ET) on Tuesday, February 19, 2008. The conference call will be available live at the Investor Relations section of APAC Customer Services’ website, http://www.apaccustomerservices.com. Please access the site at least 15 minutes prior to the scheduled start time in order to download the required audio software (RealPlayer or Windows Media Player).
A replay of the webcast will be accessible through the company’s website for seven days following the live event. For those unable to listen to the call via the Internet, a replay of the call will be available from 1:00 CT (2:00 ET) on February 19, 2008 until 11:00 p.m. CT (12:00 ET) on February 26, 2008, by dialing (888) 203-1122 and (719) 457-0820 for international participants. The passcode for the replay is 6346785.
About APAC Customer Services, Inc.
APAC Customer Services, Inc. (Nasdaq: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, financial services, publishing, business services, travel and entertainment, and communications. APAC partners with its clients to deliver custom solutions that enhance bottom line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive website is at http://www.apaccustomerservices.com.
Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements include expressed expectations, estimates and projections of future events and financial performance and the assumptions on which these expressed expectations, estimates and projections are based. Statements that are not historical facts, including statements about the beliefs and expectations of the company and its management are forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions about future events, and they are subject to known and unknown risks and uncertainties and other factors that can cause actual events and results to differ materially from historical results and those projected. Such statements are based upon the current beliefs and expectations of the company’s management. The company intends its forward-looking statements to speak only as of the date on which they were made. The company expressly undertakes no obligation to update or revise any forward-looking statements as a result of changed assumptions, new information, future events or otherwise.

Exhibit 99.1
The following factors, among others, could cause the company’s actual results to differ from historic results or those expressed or implied in the forward-looking statements: its revenue is generated from a limited number of clients and the loss of one or more significant clients could have a material adverse effect on the company; terms of its client contracts; its ability to sustain a return to profitability; availability of cash flows from operations and borrowing availability under its revolving loan facility; its ability to comply with, or obtain waivers of or changes to, its debt covenants; its ability to effectively manage customer care center capacity and off-shore growth; its ability to conduct business internationally, including managing foreign currency exchange risks; its ability to attract and retain qualified employees; and fluctuations in revenue associated with the company’s Medicare Part D enrollment and customer care programs.
Other reasons that may cause actual results to differ from historic results or those expressed or implied in the forward-looking statements can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent filings on Form 10-Q for the fiscal quarters ended April 1, 2007, July 1, 2007 and September 30, 2007. These filings are available on a website maintained by the SEC at http://www.sec.gov.
About Non-GAAP Financial Measures
To supplement our Consolidated Financial Statements presented in accordance with GAAP, we use the following measures defined as non-GAAP measures: EBITDA, adjusted EBITDA and free cash flow. The presentation of these non-GAAP measures is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP or as a measure of liquidity. The items excluded from these non-GAAP financial measures are significant components of our financial statements and must be considered in performing a comprehensive assessment of our overall financial results. The company expects to use consistent methods for computation of non-GAAP financial measures. Its calculations of non-GAAP financial measures may not be consistent with calculations of similar measures used by other companies.
We believe that these non-GAAP financial measures provide meaningful supplemental information and are useful in understanding our results of operations and analyzing of trends because they exclude certain charges such as interest, taxes and depreciation and amortization expenses that are not part of our ordinary business operations. We also believe that these non-GAAP financial measures are useful to investors and analysts in allowing for greater transparency with respect to the supplemental information used by us in our financial and operational decision-making. In addition, we believe investors, analysts and lenders benefit from referring to these non-GAAP measures when assessing our performance and expectations of our future performance. However, this information should not be used as a substitute for our GAAP financial information; rather it should be used in conjunction with financial statement information contained in our Consolidated Financial Statements prepared in accordance with GAAP.
The accompanying notes to selected financial and statistical data have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures. More information on certain of these non-GAAP financial measures can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 and its subsequent filings on Form 10-Q for the fiscal quarters ended April 1, 2007, July 1, 2007 and September 30, 2007.
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Company Contact:	Investor Relations Contact:
George H. Hepburn III, CFO	Jody Burfening/Harriet Fried
APAC Customer Services, Inc.	Lippert/Heilshorn & Associates
847-374-4995	212-838-3777
GHHepburn@apacmail.com	HFried @lhai.com

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended *			Fifty-Two Weeks Ended **
	Dec 30,	Dec 31,	Fav (Unfav)	Dec 30,	Dec 31,	Fav (Unfav)
	2007	2006	%	2007	2006	%

Net revenue	$61,660	$56,056	10%	$224,683	$224,297	0%
Cost of services	55,785	47,187	(18%)	203,880	197,881	(3%)

Gross profit	5,875	8,869	(34%)	20,803	26,416	(21%)

Operating expenses:
Selling, general and administrative expenses	6,782	7,650	11%	28,362	31,279	9%
Restructuring and other charges	67	(316)	(121%)	1,632	2,384	32%

Total operating expenses	6,849	7,334	7%	29,994	33,663	11%

Operating income (loss)	(974)	1,535	(163%)	(9,191)	(7,247)	(27%)
Other (income) expense	5	(45)	(111%)	(249)	(101)	147%
Interest expense	948	625	(52%)	3,537	2,013	(76%)

Income (loss) before income taxes	(1,927)	955	(302%)	(12,479)	(9,159)	(36%)

Income tax provision (benefit)	—	24,955	N/M	(17,568)	21,380	N/M

Net income (loss)	$(1,927)	$(24,000)	92%	$5,089	$(30,539)	117%

Net income (loss) per share:
Basic	$(0.04)	$(0.49)		$0.10	$(0.62)

Diluted	$(0.04)	$(0.49)		$0.10	$(0.62)

Weighted average number of shares outstanding:
Basic	50,007	49,468		49,800	49,458

Diluted	50,007	49,468		52,019	49,458

* We operate on a 13 week fiscal quarter that ends on the Sunday closest to December 31st.
** We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.
N/M — Percentage change is not meaningful

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	Dec 30,	Dec 31,
	2007 *	2006 *
Assets

Current Assets:
Cash and cash equivalents	$1,426	$1,305
Accounts receivable, net	34,468	37,858
Other current assets	5,971	6,717

Total current assets	41,865	45,880

Property and equipment, net	26,772	23,930

Goodwill and intangibles, net	19,229	21,408

Other assets	2,060	836

Total assets	$89,926	$92,054

Liabilities and Shareholders’ Equity

Current Liabilities:
Short-term debt	$12,307	$13,778
Current portion of long-term debt	2,400	600
Accounts payable and other accrued liabilities	29,584	48,181

Total current liabilities	44,291	62,559

Long-term debt	11,600	4,400

Other liabilities	654	1,789

Commitments and contingencies	—

Total shareholders’ equity	33,381	23,306

Total liabilities and shareholders’ equity	$89,926	$92,054

* We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.

APAC Customer Services, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Fifty-Two Weeks Ended *
	Dec 30,	Dec 31,
	2007	2006

Operating activities:
Net income (loss)	$5,089	$(30,539)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	14,112	12,466
Non-cash restructuring charges	12	201
Deferred income taxes	—	21,380
Stock compensation expense	1,543	1,478
Amortized gain on sale leaseback	(175)	(18)
Gain on sale of property and equipment	(18)	—
Income taxes payable	(17,580)	—
Changes in operating assets and liabilities	1,067	(2,700)

Net cash provided by operating activities	4,050	2,268

Investing activities:
Purchases of property and equipment, net	(12,827)	(10,713)
Net proceeds from sale of property and equipment	191	1,976

Net cash used in investing activities	(12,636)	(8,737)

Financing activities:
Borrowings on long-term debt, net	9,000	5,000
Net (payments) borrowings under revolving credit facility	(1,471)	1,807
Cash received from exercise of stock options	733	149

Net cash provided by financing activities	8,262	6,956

Effect of exchange rate changes on cash	445	(142)

Net change in cash and cash equivalents	121	345
Cash and cash equivalents:
Beginning balance	1,305	960

Ending balance	$1,426	$1,305

* We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.

APAC Customer Services, Inc. and Subsidiaries
Selected Financial and Statistical Information
(Dollars in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended (1)			Fifty-Two Weeks Ended (1)
	Dec 30,	Dec 31,	Fav (Unfav)	Dec 30,	Dec 31,	Fav (Unfav)
	2007	2006	%	2007	2006	%

Selected Financial Information :

Domestic revenue	$49,139	$46,752	5%	$180,909	$195,337	(7%)
Offshore revenue	12,521	9,304	35%	43,774	28,960	51%

Total net revenue	61,660	56,056	10%	224,683	224,297	0%

Net income (loss)	(1,927)	(24,000)	92%	5,089	(30,539)	117%

EBITDA (2)	2,886	4,951	(42%)	5,170	5,320	(3%)

Adjusted EBITDA (2)	2,953	4,635	(36%)	6,802	7,704	(12%)

Free cash flow (3)	542	533	2%	(7,657)	(5,393)	(42%)

Statistical Information:

Number of customer care centers	12	11	9%	12	11	9%

End of period number of seats:
Domestic	4,597	4,730	(3%)	4,597	4,730	(3%)
Offshore	2,944	2,098	40%	2,944	2,098	40%

Total	7,541	6,828	10%	7,541	6,828	10%

Annualized revenue per weighted average number of seats:
Domestic	$43,313	$39,436	10%	$38,976	$38,616	1%
Offshore	$17,745	$19,617	(10%)	$18,210	$19,624	(7%)
Total	$33,509	$33,726	(1%)	$31,803	$34,298	(7%)
N/M — Percentage change is not meaningful
See attached Notes to Selected Financial and Statistical Information

Notes to Selected Financial and Statistical Information
(1)	We operate on a thirteen week fiscal quarter that ends on the Sunday closest to December 31st. We operate on a 52 week fiscal year that ends on the Sunday closest to December 31st.

(2)
We define EBITDA as net income (loss) plus the provision (benefit) for income taxes, depreciation and amortization, and interest expense. We define adjusted EBITDA as EBITDA adjusted for restructuring and other charges and asset impairment charges.

EBITDA and adjusted EBITDA are measures used by our lenders, investors and analysts to evaluate our financial performance and our ability to pay interest and repay debt. These measures are also indicative of our ability to fund the capital investments necessary for our continued growth. We use these measures, together with our GAAP financial metrics, to assess our financial performance, allocate resources, measure our performance against debt covenants, determine management bonuses and evaluate our overall progress towards meeting our long-term financial objectives.

EBITDA and adjusted EBITDA are not intended to be considered in isolation or as a substitute for net income (loss) or cash flow from operations data presented in accordance with GAAP or as a measure of liquidity. The items excluded from EBITDA and adjusted EBITDA are significant components of our financial statements and must be considered in performing a comprehensive assessment of our overall financial results.

EBITDA and adjusted EBITDA can be reconciled to net income (loss), which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Net income (loss)	$(1,927)	$(24,000)	$5,089	$(30,539)

Interest expense	948	625	3,537	2,013
Income tax provision (benefit)	—	24,954	(17,568)	21,380
Depreciation and amortization	3,865	3,372	14,112	12,466

EBITDA	$2,886	$4,951	$5,170	$5,320

Restructuring and other charges	67	(316)	1,632	2,384
Asset impairment charges	—	—	—	—

Adjusted EBITDA	$2,953	$4,635	$6,802	$7,704

(3)	We define free cash flow as EBITDA less capital expenditures.

Free cash flow is a measure used by our lenders, investors and analysts to evaluate our financial performance and our ability to pay interest and repay debt. This measure is also indicative of our ability to fund the capital investments necessary for our continued growth. We use the free cash flow measures, together with our GAAP financial metrics, to assess our financial performance, allocate resources, measure our performance against debt covenants, determine management bonuses and evaluate our overall progress towards meeting our long-term financial objectives.

Free cash flow is not intended to be considered in isolation or as a substitute for cash from operating activities presented in accordance with GAAP or as a measure of liquidity. The items excluded from free cash flow are significant components of our financial statements and must be considered in performing a comprehensive assessment of our overall financial results.

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

EBITDA	$2,886	$4,951	$5,170	$5,320
Capital expenditures	(2,526)	(4,418)	(13,009)	(13,963)
Leasehold improvements funded by landlord	182	—	182	3,250

Free cash flow	$542	$533	$(7,657)	$(5,393)

Restructuring and other charges	67	(316)	1,632	2,384
Asset impairment charges	—	—	—	—

Adjusted free cash flow	$609	$217	$(6,025)	$(3,009)

Free cash flow can be reconciled to the net cash provided by (used in) operating activities, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows:

	For the Thirteen Weeks Ended		For the Fifty-Two Weeks Ended
	December 30, 2007	December 31, 2006	December 30, 2007	December 31, 2006

Net cash provided by (used in) operating activities	$1,294	($5,314)	$4,050	$2,268

Purchase of property and equipment	(2,344)	(4,418)	(12,827)	(10,713)
Income tax provision (benefit)	—	24,954	(17,568)	21,380
Interest expense	948	625	3,537	2,013
Amortized gain on sale leaseback	32	18	175	18
Gain (loss) on sale of property and equipment	(32)	—	18	—
Income taxes payable	—	—	17,580	—
Changes in operating assets and liabilities	914	9,939	(1,067)	2,700
Increase in deferred income taxes	—	(25,214)	—	(21,380)
Stock compensation expense	(271)	(373)	(1,543)	(1,478)
Non-cash restructuring charges	1	316	(12)	(201)

Free cash flow	$542	$533	($7,657)	($5,393)